UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2025

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 S. Hoover Blvd.

Suite 210

Tampa, Florida 33609

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OMEX	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Item 3.02 Unregistered Sales of Equity Securities.

As previously reported, (a) on March 6, 2023, Odyssey Marine Exploration, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement (as amended, the “March 2023 Purchase Agreement”) with institutional investors pursuant to which the Company issued promissory notes (as amended, the “March 2023 Notes”) in the aggregate principal amount of $14.0 million and warrants to purchase shares an aggregate of 3,703,704 shares of the Company’s common stock; and (b) on December 23, 2024, the Company entered into a Securities Purchase Agreement (as amended, the “December 2024 Purchase Agreement”) pursuant to which the Company issued and sold an aggregate of 7,377,912 shares of common stock to certain accredited investors. The December 2024 Purchase Agreement further provides the investors with the right, but not the obligation, to purchase an additional 7,220,141 shares of common stock at a purchase price of $1.10 per share.

On July 28, 29, and 31, 2025, investors converted an aggregate of $1,000,000 of indebtedness under the March 2023 Notes into 909,090 shares of the Company’s common stock and elected to purchase 4,018,033 shares of the Company’s common stock under the December 2024 Purchase Agreement for an aggregate purchase price of $4,419,836 in cash. The issuance and sale of the shares of common stock were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder. After giving effect to these issuances, the Company has 39,134,525 shares of common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: August 1, 2025	By:	/s/ Mark D. Gordon
Mark D. Gordon
Chief Executive Officer